Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

Filed in the office of	Document Number 20080512028-58
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 07/31/2008 12:55 PM
	Entity Number C9183-1995

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

CIPG, Inc.

2. The articles are being ☐ Restated or ☒ Amended and Restated (check only one). Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ______ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☒ The entity name has been amended.
- ☒ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☒ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☒ Other. The articles or certificate have been amended as follows (provide article numbers, if available):

All of the prior articles have been amended and restated as attached.

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CJPG, INC.

ARTICLE I
NAME

The name of this corporation shall be: TableMAX Corporation.

ARTICLE II
PERIOD OF DURATION

This corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III
PURPOSES AND POWERS

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
AUTHORIZED SHARES

The total number of shares of stock that this corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, $0.01 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the designation of any series, to fix the number of shares of any series of the undesignated Preferred Stock, and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of the undesignated Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V
VOTING POWER

Except as otherwise provided in these Second Amended and Restated Articles of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him or her on all matters submitted to stockholders for a vote, and each holder of Preferred Stock shall have no voting rights, either general or specific, of any kind

whatsoever except to the extent expressly so provided by the Board of Directors pursuant to ARTICLE IV hereof.

ARTICLE VI
ACQUISITION OF CONTROLLING INTEREST

This corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Second Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

This corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

ARTICLE VIII
INDEMNIFICATION

This corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of this corporation or any predecessor of this corporation or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

Neither any amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of these Second Amended and Restated Articles of Incorporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX
LIMITATION ON LIABILITY

A director or officer of this corporation shall have no personal liability to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.300 of the Nevada Revised Statutes as it may from time to time be amended or any successor provision thereto.

ARTICLE X
REGISTERED OFFICE AND RESIDENT AGENT

The address of this corporation's registered office in the State of Nevada is 502 East John Street, Carson City, NV 89706. The name of the resident agent in the State of Nevada is CSC Services of Nevada, Inc. Either the registered office or the resident agent may be changed in the manner provided by law.

ARTICLE XI
AMENDMENTS

This corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these Second Amended and Restated Articles of Incorporation from time to time in accordance with the laws of the State of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XII
ADOPTION AND AMENDMENT OF BYLAWS

The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the Board of Directors, but the stockholders of this corporation may also alter, amend, or repeal the bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation or management of the affairs of this corporation not inconsistent with the laws of the State of Nevada now or hereafter existing.

ARTICLE XIII
DIRECTORS

The business and affairs of this corporation shall be managed by or under the direction of the Board of Directors, which shall consist of not less than one (1) and not more than seven (7) directors. Provided that this corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the bylaws.

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CJPG, INC.

Pursuant to §78.403 of the Nevada Revised Statutes, as amended, the undersigned hereby certifies as follows:

FIRST: I am the duly elected and acting officer and director of CJPG, Inc., a Nevada corporation (the "Corporation").

SECOND: The present name of the Corporation is CJPG, Inc.

SECOND: On July 30, 2008, the Board of Directors of the Corporation, acting by unanimous written consent in the manner prescribed by the Act, approved, adopted and confirmed, in all respects, the following Second Amended and Restated Articles of Incorporation subsequently recommended to the stockholders of the Corporation that they approve and adopt the same.

THIRD: On July 30, 2008, upon the recommendation of the Board of Directors of the Corporation, the Second Amended and Restated Articles of Incorporation was submitted to the stockholders of the Corporation for approval and adoption. The stockholders holding 1,655,333 shares of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), all of which were entitled to vote, and which represented 63.85% of all of the issued and outstanding Common Stock, approved, adopted, and confirmed, in all respects, the following Second Amended and Restated Articles of Incorporation.

FOURTH: I am authorized, empowered and directed to execute the following Second Amended and Restated Articles of Incorporation in the name and on behalf of the Corporation.

DATED: July 30, 2008.

CJPG, INC.

Name: Alan Woinski
Title: President and Secretary

OC 286,274,008 v1